                                                                  Exhibit (a)(1)

                                   KEANE, INC.
                   OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS

--------------------------------------------------------------------------------
               YOUR RIGHT TO REQUEST THAT WE EXCHANGE YOUR OPTIONS
                     AND YOUR RIGHT TO WITHDRAW SUCH REQUEST
  EXPIRE AT 5 P.M., EASTERN DAYLIGHT TIME, ON OCTOBER 7, 2002, UNLESS EXTENDED.
--------------------------------------------------------------------------------

     We are offering our full-time and part-time employees and the full-time and part-time employees of our wholly owned subsidiaries, other than our President and Chief Executive Officer, the opportunity to ask us to exchange their outstanding stock options for new options on the terms described herein. Only those outstanding stock options granted on or after January 1, 2000 under our 1998 Stock Incentive Plan, as amended (the "1998 plan"), including options granted under the Time Accelerated Restricted Stock Award Plan ("TARSAP") implemented under the 1998 plan, and the Metro Information Service, Inc. Amended and Restated 1997 Stock Option Plan (the "Metro plan" and, together with the 1998 plan, the "plans") with exercise prices of $12.00 or more per share are eligible for exchange (the "eligible options"). The new options will be exercisable for four shares of our common stock for every five shares of our common stock issuable upon exercise of a surrendered option. If you wish to exchange options, you do not need to surrender all of your eligible options. However, any eligible option that you elect to surrender must be surrendered in full. We will issue all new options under our 1998 plan. If you were granted options on or after March 6, 2002 and you wish to surrender any eligible options, you will be required to surrender all options received on or after March 6, 2002 that have a lower exercise price than the option with the highest exercise price you surrender.

     The new options will be granted on the first business day that is at least six months plus one day after the expiration of this offer, subject to the terms described in these materials. You will receive a grant of new options only if you are still employed by us or one of our wholly owned subsidiaries on both the date this offer expires and the date that the new options are granted.

     We are making this offer upon the terms and subject to the conditions described in the enclosed materials, including those we describe in Section 6. This offer is not conditioned upon a minimum number of options being surrendered for exchange.

                                    IMPORTANT

     To request that we exchange your eligible options pursuant to this offer, you must, in accordance with the terms of the election form that will be mailed to your home or office address on or about September 7, 2002, properly complete and deliver the election form to Patricia MacKay by fax at (617) 241-0738 or by mail or hand delivery to Ten City Square, Boston, Massachusetts 02129. We must receive your properly completed election form before 5:00 p.m., Eastern daylight savings time, on October 7, 2002. Although we reserve the right to extend this offer at our sole discretion, we currently have no intention of doing so.

     Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn and we will notify you of our acceptance on the date this offer expires. Upon our acceptance of the options you surrender for exchange, the surrendered options will be canceled and you will no longer have any right to purchase our common stock under those options.

     We have not authorized any person to make any recommendation on our behalf as to whether you should surrender or not surrender your outstanding stock options for exchange through this offer. You should rely only on the information in these materials or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in these materials. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

     This document constitutes part of the Section 10(a) prospectus relating to the 1998 plan and covers securities that have been registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933.

           The date of this offer to exchange is September 6, 2002.

                                TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----
SUMMARY TERM SHEET.........................................................................................   1

THE OFFER..................................................................................................   8

      1.     NUMBER OF OPTIONS; EXPIRATION DATE............................................................   8

      2.     PURPOSE OF THIS OFFER.........................................................................   9

      3.     PROCEDURES FOR SURRENDERING OPTIONS...........................................................  10

      4.     CHANGE IN ELECTION............................................................................  10

      5.     ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS...................................  11

      6.     CONDITIONS OF THIS OFFER......................................................................  12

      7.     PRICE RANGE OF COMMON STOCK...................................................................  13

      8.     SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS......................................  13

      9.     INFORMATION ABOUT KEANE; SUMMARY FINANCIAL INFORMATION; RISK FACTORS..........................  16

      10.    INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.....  20

      11.    STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.........  22

      12.    LEGAL MATTERS; REGULATORY APPROVALS...........................................................  22

      13.    MATERIAL FEDERAL INCOME TAX CONSEQUENCES......................................................  22

      14.    EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT...............................................  25

      15.    FEES AND EXPENSES.............................................................................  25

      16.    ADDITIONAL INFORMATION........................................................................  25

      17.    MISCELLANEOUS.................................................................................  26

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about our offer. We urge you to read all of these materials carefully because the information in this summary is not complete. We have included references to the relevant sections following this summary where you can find a more complete description of the topics in this summary.

Q1.   What options are covered by this offer?

     We are offering you the opportunity to ask us to exchange any or all outstanding stock options granted on or after January 1, 2000 under the 1998 plan and the Metro plan with an exercise price of $12.00 or more per share. (See
Section 1.)

Q2.   Why are we making this offer?

     Many of our employees' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are making this offer in order to provide these optionholders with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these optionholders and thereby align the interests of our current employees with those of our stockholders in maximizing stockholder value. (See Section 2.)

Q3.   Are there conditions to this offer?

     This offer is not conditioned upon any minimum threshold number of options being surrendered for exchange by eligible optionholders. The offer is, however, subject to a number of other conditions with regard to events that could occur before the expiration of the offer. These events include a change in accounting principles, a lawsuit challenging the offer, a third-party tender offer for our common stock and an acquisition proposal for Keane. These and various other conditions are more fully described in Section 6.

Q4. What if I am an employee of Keane or one of its wholly owned subsidiaries when this offer expires, but I am not an employee on the grant date of the new options?

     If you tender your options, you will receive a grant of new options in this offer only if you are an employee of Keane or one of our wholly owned subsidiaries both on the date this offer expires and on the date that we grant the new options. As discussed below, we will not grant the new options until the first business day that is at least six months and one day following the date on which this offer expires, currently scheduled to occur on or about April 8, 2003. We expect that we will also cancel the options surrendered for exchange after the close of business on the date this offer expires. If, for any reason, you are not an employee of Keane or one of our wholly owned subsidiaries on the date this offer expires or on the date that we grant the new options, then you will not receive any new options nor will you receive any other consideration in exchange for your surrendered options. This means that if you die, become disabled, terminate your employment with or without a good reason, or we terminate your employment with or without cause, before the date that we grant the new options, then you will not receive anything for the options that you surrendered and we canceled.

     Participation in the offer does not confer upon you the right to remain in the employment or other service of Keane or any of our subsidiaries. (See
Section 1.)

Q5. How many new options will I receive in exchange for the options I surrender for exchange?

     For every five shares of common stock for which your surrendered option is exercisable, you will receive an option to purchase four shares of common stock. For example:

IF YOU SURRENDER AN OPTION EXERCISABLE FOR:  YOU WILL RECEIVE A NEW OPTION EXERCISABLE FOR:
-------------------------------------------  ----------------------------------------------
              10,000 shares                                   8,000 shares
               7,500 shares                                   6,000 shares
               5,000 shares                                   4,000 shares

                                       1

(See Section 1.)

Q6.    When will I receive my new options?

    We will grant the new options on the first business day that is at least six months plus one day following the date on which this offer expires. We expect that we will cancel the options accepted for exchange after the close of business on the date this offer expires. If the offer expires on October 7, 2002, as currently planned, we expect that new options will be granted on April 8, 2003. We expect to distribute the new option agreements within thirty days after the date of grant of the new options. As discussed above, you must be employed by us or one of our wholly owned subsidiaries on the new grant date in order to receive the new options. (See Section 5.)

    You may not receive new options if Keane enters into a merger or other similar transaction in which there is a change in control of Keane prior to the grant of new options. (See Question 16.)

Q7. Why won't I receive my new options immediately after the expiration date of this offer?

    In order to avoid our being subject to the undesirable accounting consequences described below, the new options will not be issued immediately after the expiration date of this offer. If we grant the new options on any date earlier than six months plus one day after the date this offer expires and we cancel the options surrendered for exchange, we would be required for accounting purposes to treat the new options as variable awards. This means that we would be required periodically to reflect increases and decreases in the price of our common stock as a compensation expense (or credit) relating to the options. We would have to continue this variable accounting for these options until they were exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months plus one day, we believe we will not have to treat the options as variable awards. (See Section 11.)

Q8.    What will the exercise price of the new options be?

    The new options will have an exercise price equal to the per share closing price of our common stock on The American Stock Exchange on the date the new options are granted. Because we will not grant new options until the first business day that is at least six months plus one day following the expiration of this offer, it is possible that the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to request that we exchange your options. (See Section 8.)

Q9.    When will the new options vest?

    Eligible options other than TARSAP options. A new option granted in exchange for an eligible option (other than a Time Accelerated Restricted Stock Award Plan (TARSAP) option) will be vested and immediately exercisable at the time of grant to the same extent that the surrendered option was vested and immediately exercisable at the time of cancellation. The remaining installments of the new option will vest annually in the same proportions as your surrendered option would have otherwise vested. However, the remaining vesting schedule will be postponed. The next installment of the new option will not begin vesting until the first anniversary of the date on which the next portion of your surrendered option would have otherwise vested, and the remaining portions will vest on each anniversary thereafter until the new option is fully vested. A new option granted in exchange for an eligible option granted under the 1998 plan (other than a TARSAP option) or the Metro plan will expire one year from the date on which such eligible option would have otherwise expired.

    Examples for eligible options other than TARSAP options:

    1. If your surrendered option was granted under the 1998 plan on February 1, 2000, was partially vested and had the remaining vesting schedule and expiration date as set for below:

      Percent Vested at Time of
              Surrender            Remaining Vesting Schedule   Expiration Date
              ---------            --------------------------   ---------------

                 50%                 25% on February 1, 2003    February 1, 2005

                                             25% on February 1, 2004

then your new option issued in exchange for this surrendered option would be partially vested and have the remaining vesting schedule and expiration date set forth below:

      Percent Vested at Time of New
                  Grant                    Remaining Vesting Schedule             Expiration Date
                  -----                    --------------------------             ---------------
                   50%                       25% on February 1, 2004              February 1, 2006
                                             25% on February 1, 2005

     2. If your surrendered option was granted under the Metro plan on August 1, 2001, was partially vested and had the remaining vesting schedule and expiration date as set for below:

        Percent Vested at Time of
                Surrender                  Remaining Vesting Schedule             Expiration Date
                ---------                  --------------------------             ---------------
                   34%                        33% on August 1, 2003                August 1, 2010
                                              33% on August 1, 2004

then your new option issued in exchange for this surrendered option would be partially vested and have the remaining vesting schedule and expiration date set forth below:

      Percent Vested at Time of New
                  Grant                    Remaining Vesting Schedule             Expiration Date
                  -----                    --------------------------             ---------------
                   34%                        33% on August 1, 2004                August 1, 2011
                                              33% on August 1, 2005

     3. If your surrendered option was granted under the Metro plan on October 15, 2001, was not vested and had the vesting schedule and expiration date as set for below:

        Percent Vested at Time of
                Surrender                  Remaining Vesting Schedule             Expiration Date
                ---------                  --------------------------             ---------------
                    0%                       67% on October 15, 2002              October 15, 2006
                                             33% on October 15, 2003

then your new option issued in exchange for this surrendered option would be partially vested and have the remaining vesting schedule and expiration date set forth below:

      Percent Vested at Time of New
                  Grant                    Remaining Vesting Schedule             Expiration Date
                  -----                    --------------------------             ---------------
                    0%                       67% on October 15, 2003              October 15, 2007
                                             33% on October 15, 2004

     TARSAP options. A new option granted in exchange for an eligible option granted under the 1998 plan as a TARSAP option will have the same vesting schedule and expiration date and will accelerate upon the attainment of the same performance criteria as the old TARSAP option that is accepted in the offer and canceled. Each new TARSAP option issued in exchange for an eligible TARSAP option will become fully vested on the fifth anniversary of the date of grant of the surrendered TARSAP option and expire ten years from the date of grant of the surrendered TARSAP option. The vesting of new TARSAP options will accelerate if Keane attains the cash earnings per share targets described in the applicable option agreement.

     Examples for eligible TARSAP options:

If your surrendered TARSAP option was granted under the 1998 plan on June 1, 2000, was not vested, would have accelerated upon attainment of the performance criteria, and had a vesting date and expiration date as set for below:

      Percent Vested at Time     Performance Criteria for
           of Surrender            Accelerated Vesting             Vesting Date        Expiration Date
           ------------            -------------------             ------------        ---------------
                0%                34% - Cash EPS of $1.00          June 1, 2005          June 1, 2010
                                  67% - Cash EPS of $1.50
                                 100% - Cash EPS of $2.00

Then your new TARSAP option issued in exchange for this surrendered option would accelerate upon attainment of the performance criteria and would have the vesting date and expiration date set forth below:

      Percent Vested at Time     Performance Criteria for
           of Surrender            Accelerated Vesting             Vesting Date        Expiration Date
           ------------            -------------------             ------------        ---------------
                0%                34% - Cash EPS of $1.00          June 1, 2005          June 1, 2010
                                  67% - Cash EPS of $1.50
                                 100% - Cash EPS of $2.00

Q10. Will I have to wait longer to purchase common stock under my new options than I would under the options I surrender?

     Yes, to the extent that your surrendered options were fully or partially vested before the grant date of the new options. If you surrender options that are fully or partially vested, you could have exercised the vested portion at any time in accordance with their terms if you had not surrendered them. You will not be able to exercise the vested portion of your new options until, at the earliest, the new grant date. In addition, if no portion of your surrendered options was vested at the time of surrender and your surrendered options were not TARSAP options, you will be required to wait one year from the date on which the first installment of your surrendered options would have otherwise vested for the first installment of your new option to vest.

Q11.  When will the new options expire?

     A new option granted in exchange for an eligible option granted under the 1998 plan (other than a TARSAP option) or the Metro plan will expire one year from the date on which the eligible option would have otherwise expired. A new option granted in exchange for a TARSAP option will expire ten years from the original date of grant of the surrendered option. (See Section 8.)

Q12. If I elect to exchange options, do I have to exchange all of my eligible options or can I just exchange some of them?

     If you elect to exchange an option grant, you do not need to exchange all of your eligible option grants. For example, if you have three option grants at different exercise prices, $30.00, $20.00 and $10.00, and you elect to surrender options in this offer, you can exchange the $30.00 option grant and not exchange the $20.00 option grant (or vice versa). You must exchange all options subject to the option grant that you are surrendering for exchange. You will not be able to exchange the $10.00 option grant for a new option because it has an exercise price of less than $12.00 per share and, therefore, is not an eligible option. You also will not be able to exchange any option granted prior to January 1, 2000. (See Section 3.)

     However, because of accounting rules, if you decide to exchange any of your eligible options, then you must surrender all of the options that you received on or after March 6, 2002 and prior to the expiration date of this offering that have a lower exercise price than the highest exercise price of the options you elect to surrender for exchange.

Q13.   Can I change my election regarding options I surrender?

     Yes, you may change your election regarding options at any time before the offer expires. If we extend the offer beyond that time, you may change your election before the offer, as extended, expires. To change your election you may contact Patricia MacKay of Keane by fax at (617) 241-0738 or by mail or hand delivery to Ten City Square, Boston, Massachusetts 02129 until the expiration of the offer. In order to change your election, you must deliver to Patricia MacKay a new election form that is clearly dated after your original election form. If you change your election in order to request that you participate in the offer, you must include on the new election form the information regarding the eligible options you wish to include in the exchange. Once we receive a new election form submitted by you, your previously submitted election form will be disregarded. You may also completely withdraw from participation in the offer by delivering a notice of withdrawal to Patricia MacKay by fax or mail or hand delivery at any time before the offer expires. (See Section 4.)

Q14.   Will I be required to give up all my rights to the surrendered options?

     Yes. Once we have accepted options surrendered by you, those options will be canceled and you will no longer have any rights under those options. Although we reserve the right to accept or reject surrendered options, in whole or in part, we expect that we will accept for exchange all eligible options that you properly surrender to us prior to the expiration of this offer and that you have not withdrawn. (See Section 9.)

Q15. If I surrender options in this offer, will I be eligible to receive other option grants before I receive my new options?

     No. If we accept options you surrender in this offer, you may not receive any other option grants during the period from the date the offer expires to the date we grant your new options. This generally is necessary to avoid incurring any compensation expense against our earnings due to the accounting rules that could apply to any interim option grants as a result of this offer. (See Section 9.)

Q16. What if Keane enters into a merger or other similar transaction in which there is a change in control of Keane prior to the grant of new options?

     While we are not currently negotiating any transactions that could reasonably be expected to lead to our acquisition, our board of directors has a duty to consider alternatives for maximizing stockholder value. We cannot ignore the possibility that a transaction could be proposed that our stockholders or our board of directors believe is in the best interests of Keane and our stockholders. We reserve the right to terminate the offer prior to its expiration upon the occurrence of certain events, including if a tender or exchange offer with respect to some or all of our common stock or a merger acquisition proposal for us is proposed, announced or made by another person or entity or is publicly disclosed.

     It is possible that, prior to the grant of new options, we could enter into an agreement for a merger or other similar transaction that could result in a material change in our business or management. We expect that we will negotiate with any such acquiring or surviving company to honor our promise to grant stock options. However, if we are not successful in these negotiations, you will not receive stock options nor will you receive any other consideration in exchange for your surrendered options.

     You should also note that depending on the structure or the type of the transaction, if you surrender options you might be deprived of any future price appreciation in the shares subject to the new options and you might receive an option to purchase a security other than our common stock.

Q17. What happens if the stock price increases after the date my surrendered options are canceled?

     The exercise price of any new options granted by us to you in return for your surrendered options will be the fair market value of a share of our common stock on the date of grant, as determined by the closing price reported on The American Stock Exchange on the date of grant. Before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the exercise price of your surrendered options. You would not enjoy the benefit of any appreciation in the fair market value of our shares prior to the grant date of the new options. For example, if you surrender options with a $15.00 exercise price, and our common stock appreciates to $20.00 by the time the new option grants are made, your new option will have a higher exercise price than your surrendered option.

Q18. Will I have to pay U.S. federal income taxes if I exchange my options in this offer?

     If you request that we exchange your current eligible options for new options, under current law, you should not recognize income for U.S. federal income tax purposes upon cancellation of your current eligible options or upon our grant to you of new options. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options in the offer. Foreign, state and local tax consequences may be different. (See Section 13.)

Q19.   What are the tax implications if I live outside of the U.S.?

     All Keane optionholders are subject to the applicable tax laws of their own countries and jurisdictions. Optionholders subject to the tax laws of countries and jurisdictions other than the United States may have different tax consequences than those described above if they exchange their options in the offer. Again, we strongly suggest that you consult with your tax advisor to determine how this offer would impact you. (See Section 13.)

Q20. If my current options are incentive stock options, will my new options be incentive stock options?

     Except as explained below, all new options that are issued in exchange for incentive stock options are intended to be incentive stock options. One of the requirements to qualify as an incentive stock option is a limit on the amount of all incentive stock options granted to you by us or one of our subsidiaries that can first become exercisable in any one calendar year. In particular, for each employee, no more than $100,000 of incentive stock options can first become exercisable in any one calendar year. The $100,000 amount is determined on the date of grant and is based on the fair market value of the common stock on the date of grant (and includes all options first exercisable during the year in question whether or not the options are part of the same grant). The entire portion of your new options that are vested on the date of grant will be considered first exercisable in the year of grant. Therefore, it is possible that a portion of your new options that are intended to be incentive stock options will not satisfy the $100,000 limit. If a portion of your new options exceeds the $100,000 limit, then that portion will be deemed to be a nonqualified stock option. Also, the holding period for favorable tax treatment of your new options that qualify as incentive stock options will begin on the grant date of the new options regardless of the amount of time you have held any incentive stock options tendered in the offer.

Q21. What happens if I elect not to surrender any options pursuant to this offer?

     Options that you choose not to surrender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms. These options will retain their current exercise price and current vesting schedule.

     Please note that through these materials, we are offering you the opportunity to ask us to exchange your options on the terms described in these materials, and that we have the right to reject any such request that you may make to us. We have reserved this right in an effort to protect the tax status of incentive stock options in view of the following IRS ruling. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that by reserving a right to reject any options surrendered for exchange we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be, but are not, surrendered. If the IRS successfully asserts this position, it could result in extending your incentive stock options' requisite holding periods to qualify for favorable tax treatment and in converting some incentive stock options into nonqualified stock options. (See Section 13.)

Q22. When does this offer expire? Can this offer be extended and, if so, how will I know if it is extended?

     This offer will expire on October 7, 2002, at 5:00 p.m., Eastern daylight savings time, unless we extend it.

     Although we do not currently intend to do so, we may, in our discretion, extend this offer at any time. If we extend this offer, we will notify you of the extension and the new anticipated grant date for the new options. (See
Section 1.)

Q23.   What do I need to do?

     To elect to surrender your options for exchange, you need to properly complete the election form that will be mailed to your home or office address on or about September 7, 2002, and deliver it to Patricia MacKay by fax at
(617) 241-0738 or by mail at Ten City Square, Boston, Massachusetts 02129 before 5:00 p.m., Eastern daylight savings time, on October 7, 2002.

     If we extend this offer beyond October 7, 2002, then you must deliver a properly completed election form and the other required documentation before the extended expiration date. We have reserved the right, at our discretion, to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Q21. What happens if I elect not to surrender any options pursuant to this offer?" Although we may reject all requests to exchange eligible options at our discretion, we expect to accept for exchange all eligible options that you request us to exchange promptly after this offer expires. If you do not properly complete and deliver the election form before this offer expires, it will have the same effect as if you rejected this offer.

Q24.   What do we recommend you do in response to this offer?

     Although our board of directors has approved this offer, it recognizes that your decision is an individual one that should be based on a variety of factors. As a result, you should consult with your personal legal, financial and tax advisors before deciding whether to surrender any of your existing options. We are not making a recommendation to as to whether or not you should ask us to exchange options pursuant to this offer.

Q25.   Who can I talk to if I have questions about this offer?

     If you have any questions regarding this offer please email Patricia MacKay at patricia_a_mackay@keane.com.

                                    THE OFFER

1.   NUMBER OF OPTIONS; EXPIRATION DATE

     We are offering you the opportunity to ask us to exchange eligible stock options held by you for new options. Eligible options are all outstanding stock options that have an exercise price of $12.00 or more per share and were granted on or after January 1, 2000 under our 1998 plan and the Metro plan, which we refer to as the "plans." Except for our President and Chief Executive Officer, all of our full-time and part-time employees and all full-time and part-time employees of our wholly owned subsidiaries are eligible to participate in this offer.

     You will receive grants of new options only if you are employed by us or one of our wholly owned subsidiaries on both the date that this offer expires and the date that the new options are granted. The new options will be granted on the first business day that is at least six months plus one day after the expiration of this offer. For purposes of this offer, a wholly owned subsidiary is a corporation of which we own 100% of the total combined voting power of all classes of stock.

     You may not receive new options if Keane enters into a merger or similar transaction in which there is a change of control prior to the grant of the new options.

     If you were granted options on or after March 6, 2002 and you request that we exchange any eligible options, you will be required to request that we exchange all options received on or after March 6, 2002 that have a lower exercise price than the option with the highest exercise price that you request we exchange.

     If you request that we exchange any of your eligible options, you must request that we exchange all unexercised options from an eligible option grant. Our offer is subject to the terms and conditions described in these materials. We will only consider exchanging options that are properly tendered and not withdrawn in accordance with Section 3.

     For every five shares for which your surrendered eligible option is exercisable, you will receive an option to purchase four shares. Options will not be issued for fractional shares of common stock, and any fractional shares that would have resulted from the five to four conversion ratio will be rounded to the nearest whole share. For example:

IF YOU SURRENDER AN OPTION EXERCISABLE FOR:         YOU WILL RECEIVE A NEW OPTION EXERCISABLE FOR:
-------------------------------------------         ----------------------------------------------
             10,000 shares                                         8,000 shares
              7,500 shares                                         6,000 shares
              5,004 shares                                         4,003 shares
              5,000 shares                                         4,000 shares

     A new option granted in exchange for an eligible option (other than a TARSAP option) will be vested and immediately exercisable at the time of grant to the same extent that the surrendered option was vested and immediately exercisable at the time of surrender. The remaining installments of this new option will vest annually in the same proportions as your surrendered option would have vested. However, the next installment of the new option will not begin vesting until the first anniversary of the date on which the next installment of your surrendered option would have otherwise vested, and the remaining portions will vest on each anniversary thereafter until the new option is fully vested. A new option granted in exchange for an eligible option granted under the 1998 plan (other than a TARSAP option) or the Metro plan will expire one year from the date on which the eligible option would have otherwise expired.

     A new option granted in exchange for an eligible option granted under the 1998 plan as a TARSAP option will have the same vesting schedule and expiration date and will accelerate upon the attainment of the same performance criteria as the old TARSAP option that is accepted in the offer and canceled. Each new TARSAP option issued in exchange for an eligible TARSAP option will become fully vested on the fifth anniversary of the date of grant of the surrendered TARSAP option and expire ten years from the date of grant of the surrendered TARSAP option. The vesting of the new TARSAP options will accelerate if Keane attains cash earnings per share targets as described in the applicable option agreement.

     An election form, including a statement of your eligible stock option grants, will be mailed to your home or office address on or about September 7, 2002. We will issue all new options under our 1998 plan. In addition, we will enter into a new incentive stock option agreement and/or nonqualified stock option agreement with you, depending on the options you surrender and certain tax requirements.

     The term "expiration date" means 5:00 p.m., Eastern daylight savings time, on October 7, 2002, unless and until we extend the period of time during which this offer will remain open. If we extend the period of time during which this offer remains open, the term "expiration date" will refer to the latest time and date at which this offer expires.

     We will notify you if we decide to take any of the following actions:

     .  increase or decrease what we will give you in exchange for your options;
        or

     . increase or decrease the option exercise price that serves as the threshold for options eligible to be exchanged in this offer.

     If this offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten business days after the date that we notify optionholders of such an increase.

     A "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12 midnight, Eastern daylight savings time.

2.   PURPOSE OF THIS OFFER

     We are making this offer for compensatory purposes and to create a performance-oriented environment for our employees. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock as reported on The American Stock Exchange. By making this offer we intend to enhance stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

     On July 26, 2002, we announced that our Board of Directors had authorized Keane to repurchase, from time to time, up to 5,000,000 shares of our common stock over the next 12 months. As of September 5, 2002, we had repurchased 2,340,100 shares of common stock under this authorization. The shares that we repurchase under this authorization are available for, among other things, issuance under our stock option plans and employee stock purchase and other stock benefit plans. We therefore believe that our option exchange and share repurchase programs are both consistent with and work together in helping us to achieve our goal of increasing long-term shareholder value.

     Except as otherwise described in these materials or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     . an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries, other than any such transaction that is not material to the business or operations of Keane or any of its material subsidiaries;

     . any purchase, sale or transfer of a material amount of our assets or any subsidiary's assets;

     . any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     . any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

     .  any other material change in our corporate structure or business;

     . our common stock not being authorized for listing on The American Stock Exchange;

     . our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the "Exchange Act");
                                        9

     . the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

     . the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our stock incentive plans; or

     .  any change to our articles of organization or bylaws.

     Neither we nor our board of directors makes any recommendation as to whether or not you should request that we exchange your options, nor have we authorized anyone to make such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and the related Cover Letter and to consult your own legal ,financial and tax advisors. You must make your own decision whether or not to request that we exchange your options.

3.   PROCEDURES FOR SURRENDERING OPTIONS

     Proper Surrender of Options. To request that we exchange some or all of your eligible options, properly complete the election form and deliver the election form, along with any other required documents, to Patricia MacKay by fax at (617) 241-0738 or by mail or hand delivery to Ten City Square, Boston, Massachusetts 02129. We must receive all of the required documents before 5:00 p.m., Eastern daylight savings time, on the expiration date. The expiration date is October 7, 2002, unless we extend the period of time during which this offer will remain open. We currently have no intention of extending the deadline, and in any case we cannot extend the deadline for any one person or group of people. However, in the event that we do extend this offer beyond October 7, 2002 then you must deliver a properly completed election form and other required documentation before the extended expiration date.

     The method of delivery of all documents, including election forms and any notices to change your election from "accept" to "reject" or "reject" to "accept" and any other required documents, is at your election and risk. You should allow sufficient time to ensure timely delivery.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility, including time of receipt, and acceptance of any surrender of options. Our determination of these matters will be final and binding on all parties. Furthermore, subject to our compliance with Rule 13e-4 under the Exchange Act, we reserve the right to reject any or all surrenders of options in our discretion. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Summary Term Sheet--Q21. What happens if I elect not to surrender any options pursuant to this offer?" We further reserve the right to waive any of the conditions of this offer or any defect or irregularity in any surrender of any particular options or for any particular optionholder, and we will waive the same condition, defect or irregularity for all optionholders. This is a one-time offer, and we will strictly enforce this offer period, subject only to an extension that we may grant in our sole discretion.

     Our Acceptance Constitutes an Agreement. By requesting that we accept your options for exchange under this offer, you accept the terms and conditions of this offer. Our acceptance for exchange of your surrendered options through this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer. The promise to grant stock options that we will give you promptly following our acceptance for exchange of your surrendered options reflects this commitment. Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we expect that we will accept for exchange all eligible options that you properly surrender to us prior to the expiration of this offer and that you have not withdrawn.

4.   CHANGE IN ELECTION

     You may only change your election to request that we exchange your options by following the procedures described in this section. You may not request that we exchange partial option grants. If you request that we exchange your options and you later want to change your request, you must do so with respect to all eligible options of a particular grant. Similarly, if you elect not to request that we exchange your options and you later want to change your request, you must do so with respect to all eligible options of a particular grant.

     To change your election, you must deliver a new election form to Patricia MacKay by fax at (617) 241-0738 or by mail or hand delivery to Ten City Square, Boston, Massachusetts 02129. The change in election form must be clearly dated after your original election form. If you are changing your election in order to accept the offer, the new election form must include the information regarding the eligible options you wish to request that we exchange. Once we receive a new election form submitted by you, your previously submitted election form will be disregarded.

     To withdraw a full option grant you previously requested that we exchange, you must deliver a notice of withdrawal by fax or mail or hand delivery to Patricia MacKay as described above. The notice of withdrawal must be clearly dated after your original election form and any subsequent new election forms. A form of Notice of Withdrawal may be obtained by sending an email requesting the form to patricia_a_mackay@keane.com.

     You may change your election or withdraw your tendered options by providing notice to Patricia MacKay as described above prior to 5:00 p.m., Eastern daylight savings time, on the expiration date, October 7, 2002. Any election form received after 5:00 p.m., Eastern daylight savings time, on October 7, 2002 will not be accepted unless we have extended the offer period and the election form is received before the extended expiration date. If we extend this offer beyond that time, you may change your election or withdraw your tendered options at any time until the extended expiration of this offer. In addition, unless we accept your options for exchange prior to November 4, 2002, the date that is 40 business days from the commencement of the offer, you may withdraw your tendered options at any time after the expiration date.

     Neither we nor any other person is obligated to inform you of any defects or irregularities in any new election form or notice of withdrawal, and no one will be liable for failing to inform you of any defects or irregularities. We will determine, in our discretion, all questions as to the validity and form, including time of receipt, of new election forms and notices of withdrawal. Our determinations of these matters will be final and binding.

5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS

     Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we expect that we will accept promptly after the expiration of this offer all eligible options that you properly surrender to us prior to the expiration date that you have not withdrawn and we will notify you of our acceptance on the date this offer expires.

     If we accept the options that you surrender for exchange in this offer, then you will not be granted any additional options during the period from the date the offer expires to the date when we grant your new options. This generally is necessary to avoid incurring any compensation expense against our earnings due to accounting rules that could apply to interim option grants as a result of this offer.

     For purposes of this offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn when we give oral or written notice to the optionholders of our acceptance for exchange of such options, which may be by company-wide (including our wholly owned subsidiaries) mail or email or by issuance of a press release. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right solely in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Summary Term Sheet--Q21. What happens if I elect not to surrender any options pursuant to this offer?" Subject to our rights to extend, delay, terminate or amend this offer, we currently expect that we will accept promptly following the expiration date all properly tendered options that are not validly withdrawn.

     Promptly after we accept options surrendered for exchange, we will provide the tendering optionholders with notice of the expected grant date and vesting schedule for their new options.

     If, for any reason, you are not an employee of Keane or one of our wholly owned subsidiaries on the date the offer expires or the date when we grant the new options, then you will not receive any new options or any other consideration in exchange for your surrendered options. This means that if you die, become disabled, terminate your employment with or without good reason or we terminate your employment with our without cause before the date when we grant the new options, then you will not receive anything for the options that you surrendered and we
                                       11
canceled. You may not receive new options if Keane enters into a merger or other similar transaction in which there is a change in control of Keane prior to the grant of the new options.

6.   CONDITIONS OF THIS OFFER

     We are not required to accept any options surrendered to us. We have reserved this right solely in an effort to protect the tax status of incentive stock options that are not surrendered, as further explained in the Summary Term Sheet "Q21 - What happens if I elect not to surrender any options pursuant to this offer?" Additionally, we may terminate or amend this offer, or postpone our acceptance and cancellation of any options surrendered to us, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time prior to the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, it is inadvisable for us to proceed with this offer:

     . any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the surrendered options, the issuance of new options, or otherwise relates to this offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects;

     . any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          . make it illegal for us to accept some or all of the surrendered options or to issue some or all of the new options or otherwise restrict or prohibit consummation of this offer or otherwise relate to this offer;

          . delay or restrict our ability, or render us unable, to accept the surrendered options for exchange or to issue new options for some or all of the surrendered options; or

          . materially and adversely affect our business, condition (financial or other), income, operations or prospects;

     . there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

     . there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record a compensation expense against our earnings in connection with this offer for financial reporting purposes;

     . another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

          . any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group is formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
               Schedule 13D or Schedule 13G with the SEC on or before the date of this offer;

          .    any such person, entity or group that has filed a Schedule 13D or
               Schedule 13G with the SEC on or before the date of this offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          . any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

          . any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that in our reasonable judgment is materially adverse to us.

The conditions to this offer are for our benefit. We may assert them in our discretion prior to the expiration date and we may waive them at any time and from time to time prior to the expiration date, whether or not we waive any other condition to this offer. Our failure to exercise any of these rights is not a waiver of any of these rights, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon everyone.

7.   PRICE RANGE OF COMMON STOCK

     Our common stock is traded on The American Stock Exchange under the symbol "KEA." The following table shows, for the periods indicated, the high and low closing prices per share of our common stock.

                                                               High      Low
                                                              ------    ------
          Fiscal Year Ended December 31, 2000:
              First Quarter ...............................   $30.94    $22.19
              Second Quarter ..............................    29.38     20.38
              Third Quarter ...............................    25.00     15.84
              Fourth Quarter ..............................    15.95      9.75

          Fiscal Year Ended December 31, 2001:
              First Quarter ...............................   $18.63    $ 9.76
              Second Quarter ..............................    22.00     11.80
              Third Quarter ...............................    19.90     12.95
              Fourth Quarter ..............................    19.70     13.41

          Fiscal Year Ending December 31, 2002:
              First Quarter ...............................   $19.05    $14.36
              Second Quarter ..............................    16.74     12.40
              Third Quarter (through September 5, 2002) ...    12.56      7.00

     As of September 5, 2002, the last reported closing price of our common stock as reported on The American Stock Exchange was $8.53 per share.

     We recommend that you obtain current market quotations for our common stock before deciding whether to elect to surrender any of your eligible options.

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS

     Consideration. For every five shares of common stock for which your surrendered option is exercisable, you will receive a new option to purchase four shares of common stock.

     A new option granted in exchange for an eligible option (other than a TARSAP option) will be vested and immediately exercisable at the time of grant to the same extent that the surrendered option was vested and immediately exercisable at the time of cancellation. The remaining installments of this new option will vest annually in the same proportions as your surrendered option would have vested. However, the next installment of the new option will not begin vesting until the first anniversary of the date on which the next installment of your surrendered option would have otherwise vested, and the remaining portions will vest on each anniversary thereafter until the new option is fully vested. A new option granted in exchange for an eligible option granted under the 1998 plan (other than a TARSAP option) or the Metro plan will expire one year from the date on which the eligible option would have otherwise expired.

     A new option granted in exchange for an eligible option granted under the 1998 plan as a TARSAP option will have the same vesting schedule and expirations date and will accelerate upon the attainment of the same performance criteria as the old TARSAP option that is accepted in the offer and canceled. Each new TARSAP option that is issued in exchange for an eligible TARSAP option will become fully vested on the fifth anniversary of the date of grant of the surrendered TARSAP option and expire ten years from the date of grant of the surrendered TARSAP option. The vesting of the new TARSAP options will accelerate if Keane attains cash earnings per share targets described in the applicable option agreement.

     The exercise price of the new options will equal the closing price of a share of common stock as reported on The American Stock Exchange on the date of grant, which will be the first business day that is at least six months plus one day after the expiration of this offer.

     As of September 5, 2002, there were issued and outstanding options to purchase 1,888,394 shares of our common stock that are eligible to participate in this offer. If all outstanding eligible options are exchanged, we will grant new options to purchase a total of 1,510,715 shares of our common stock. Assuming all of these options are issued, the common stock issuable upon exercise of the new options will equal approximately 2.06% of the total shares of our common stock outstanding as of September 5, 2002. We will issue the new options under our 1998 plan.

     Terms of New Options. We will enter into a new option agreement with each optionholder who requests that we exchange his or her options in this offer that we have elected to exchange. The terms and conditions of the new options may vary from the terms and conditions of the options surrendered for exchange. Because we will not grant new options until the first business day that is at least six months plus one day after the expiration of this offer, the new options may have a higher exercise price than some or all of the surrendered options. The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

     It is possible that you may not receive new options if Keane enters into a merger or other similar transaction in which there is a change in control of Keane prior to the grant of the new options.

     The following descriptions of the 1998 plan under which the new options will be granted and the form of the new option agreements are summaries and are not complete. Complete information about the 1998 plan and the new options is included in the 1998 plan and the form of the new option agreement to be entered into between you and us. The 1998 plan and the form of the new option agreements are on file with the SEC as exhibits to the Schedule TO that was filed in connection with this offer. Please contact Patricia MacKay at Ten City Square, Boston, Massachusetts 02129 to request copies of the 1998 plan or the form of the new option agreements. We will provide copies promptly and at our expense.

     1998 Plan

     General. The maximum number of shares of common stock issuable in connection with awards granted under the 1998 plan is 7,000,000 shares. No one person may receive awards to purchase more than 350,000 shares under the 1998 plan in any one fiscal year.

     Administration. The 1998 plan is administered by our board of directors. The board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1998 plan and to interpret the provisions of the 1998 plan. The board of directors may delegate authority under the 1998 plan to one or more committees of the board or to our executive officers.

     Term. The term of each option granted under the plan is fixed by the board of directors, or any other executives or committee of the board to which the board delegates authority, as the case may be, at the time of grant, but may not exceed ten years.

     Termination. In the event you are granted a new option under the 1998 plan and your employment with us is terminated, your new option will be exercisable, to the extent of the number of shares then vested, (a) within one year of termination, if the termination is the result of your death or disability, or
(b) within 14 days after termination for any other reason except your termination for cause. However, in no event will a new option be exercisable after its expiration date. The new option agreements will provide that an employee's options will terminate immediately if his or her employment terminates for "cause." "Cause" means willful misconduct by the optionee or willful failure by the optionee to perform his or her responsibilities for us (including, without limitation, breach by the optionee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the optionee and us), as determined by us, which determination will be conclusive. The optionee is considered to have been discharged for "cause" if we determine, within 30 days after the optionee's resignation, that discharge for cause was warranted.

     Exercise Price. The new options will have an exercise price equal to the closing price of our common stock as reported on The American Stock Exchange on the date of grant of the new option.

     Payment of Exercise Price. Common stock purchased upon the exercise of a new option granted under the plan can be paid for as follows:

     .    in cash or by check, payable to the order of Keane;

     . except as our board of directors may, in its sole discretion, otherwise provide in an option agreement, (i) by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price or (ii) by delivery by the optionee to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

     . by delivery of shares of common stock owned by the optionee valued at their fair market value as determined by (or in a manner approved by) the board of directors in good faith, with written proof that the common stock was owned by the optionee at least 12 months prior to such delivery; or

     . to the extent permitted by our board of directors, in its sole discretion, and expressly provided in an option agreement, (i) by delivery of a promissory note of the optionee to the Company on terms determined by the board, or (ii) by payment of such other lawful consideration as the board may determine; or

     .    any combination of the above permitted forms of payment.

     Vesting and Exercise. The board of directors, compensation committee or any other committee of the board to which the board delegates authority, as the case may be, has the authority to determine the time or times at which options granted under the plan may be exercised and may also accelerate the exercisability of options.

     Adjustments Upon Certain Events. The plan contains provisions for the treatment of options in the event of a merger or consolidation or our complete liquidation.

     If the outstanding shares of our common stock are changed by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spinoff or other similar change in capitalization or event, or any distribution to holders of our common stock other than a normal cash dividend, our board of directors will appropriately adjust the relevant terms and provisions of outstanding options to the extent it shall determine, in good faith, that such adjustment is necessary and appropriate.

     Tax Consequences. You should refer to Section 13 below for a discussion of the material U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

     Registration of Option Shares. All shares of our common stock issuable upon exercise of options under the 1998 plan have been, or prior to issuance will be, registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Keane, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

9.   INFORMATION ABOUT KEANE; SUMMARY FINANCIAL INFORMATION; RISK FACTORS

     Our principal corporate offices are located at Ten City Square, Boston, Massachusetts 02129. Our common stock is listed on The American Stock Exchange under the symbol "KEA."

     See "Additional Information" in Section 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

     Financial Information: The information set forth on pages 24 through 43 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and the information set forth on pages 3 through 13 of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002 are incorporated herein by reference.

                          SUMMARY FINANCIAL INFORMATION

     The following summary historical consolidated financial data should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2001 and our unaudited consolidated financial statements for the interim period ended June 30, 2002 incorporated by reference in this document. The consolidated statements of operations data for the years ended December 31, 2000 and 2001 and the consolidated balance sheet data as of December 31, 2000 and 2001 have been derived from our audited consolidated financial statements incorporated by reference in this document. The consolidated statements of operations data for the three- and six-month periods ended June 30, 2001 and 2002 and the consolidated balance sheet data as of June 30, 2002 are derived from our unaudited condensed consolidated financial statements incorporated by reference in this document. Results for the six-month period ended June 30, 2002 are not necessarily indicative of the expected results for the full year.

                                                                 Year Ended          Three Months Ended         Six Months Ended
                                                                December 31,               June 30,                 June 30,
                                                           ----------------------   ---------------------    ---------------------
                                                             2001         2000        2002        2001          2002        2001
                                                           ---------    ---------   ---------   ---------    ---------   ---------
                                                                          (in thousands, except per share amounts)
Statement of Operations Data:
Total revenues .........................................   $ 779,159    $ 871,956   $ 226,062   $ 196,995    $ 447,321   $ 405,341
                                                           ---------    ---------   ---------   ---------    ---------   ---------
Salary, wages and other direct costs ...................     547,883      621,208     161,905     137,787      319,738     282,936
Selling, general and administrative expenses ...........     186,708      201,852      51,022      46,222      103,313      95,549
Amortization of goodwill and other intangible assets ...      14,457       12,351       4,248       3,476        7,556       6,938
Restructuring charge ...................................      10,358        8,624
                                                           ---------    ---------   ---------   ---------    ---------   ---------
  Operating income .....................................      19,753       27,921       8,887       9,510       16,714      19,918
                                                           ---------    ---------   ---------   ---------    ---------   ---------
Interest and dividend income ...........................       7,043        7,725         510       1,718        1,534       3,343
                                                           ---------    ---------   ---------   ---------    ---------   ---------
Interest expense .......................................         295          588          72          81          139         194
Other (income) expense, net ............................      (2,720)         872         125        (109)        (345)     (2,400)
                                                           ---------    ---------   ---------   ---------    ---------   ---------
  Income before income taxes ...........................      29,221       34,186       9,200      11,256       18,454      25,467
Provision for income taxes .............................      11,834       13,832       3,679       4,558        7,380      10,315
                                                           ---------    ---------   ---------   ---------    ---------   ---------
  Net income ...........................................   $  17,387    $  20,354   $   5,521   $   6,698    $  11,074   $  15,152
                                                           =========    =========   =========   =========    =========   =========
Net income pre share
  Basic ................................................   $     .25    $     .29   $     .07   $     .10    $     .15   $     .22
  Diluted ..............................................   $     .25    $     .29   $     .07   $     .10    $     .15   $     .22
Weighted average common shares outstanding
  Basic ................................................      68,474       69,646      75,733      67,817       75,724      67,947
  Diluted ..............................................      69,396       69,993      76,308      68,815       76,399      68,825

                                                                               December 31,                   June 30,
                                                                       -----------------------------        ------------
                                                                           2001            2000                 2002
                                                                       -------------    ------------        ------------
                                                                                          (in thousands)
Balance Sheet Data:
Total cash ....................................................        $   129,243      $    115,212        $    69,357
Total assets ..................................................            679,903           463,594            698,618
Total debt ....................................................             15,357             8,616             26,820
Total stockholders' equity ....................................            529,173           370,677            542,123
Book value per share ..........................................               7.00              5.48               7.17
Number of common shares outstanding ...........................             75,509            67,675             75,596

                                  RISK FACTORS

     Participation in this offer involves a number of potential risks, including those described below. The risks described below, the risk factors under the heading entitled "Certain Factors That May Affect Future Results" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on April 1, 2002, and in our Quarterly Report on Form 10-Q for the period ended June 30, 2002, filed on August 12, 2002, highlight the material risks of participating in this offer and investing in our common stock. Eligible participants should carefully consider these risks and are encouraged to speak with legal, financial or tax advisors as necessary before deciding whether or not to request that we exchange your options in this offer. In addition, we strongly urge you to read the rest of these materials for a fuller discussion of the risks that may apply to you before deciding whether or not to request that we exchange your options in this offer.

                  Economic Risks of Participating in This Offer

If our stock price increases after the date you surrender your existing options, your surrendered options might have been worth more than the new options that you receive in exchange for them.

     The exercise price of any new options granted to you in return for your surrendered options will be the fair market value of a share of common stock on the date of grant, as determined by the closing price reported on The American Stock Exchange on the date of grant. You will be at risk of any such increase in our common stock price before the grant date of the new options for these or any other reasons. Before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the exercise price of options you elect to have canceled as part of this offer. Among the factors that could cause our stock price to increase or decrease are:

     .    quarterly variations in our operating results;

     . changes in revenue or earnings estimates or publication of research reports by analysts;

     .    speculation in the press or investment community;

     . strategic actions by us or our competitors, such as acquisitions or restructurings;

     .    general market conditions; and

     . domestic and international economic factors unrelated to our performance.

If we are acquired before we grant new options as part of this program, depending on the terms of the acquisition, you may not receive stock options or any other consideration in exchange for your surrendered options, and/or you may be deprived of any future price appreciation in the shares subject to the new options.

     It is possible that, prior to the grant of new options, we could enter into an agreement for a merger or other similar transaction that could result in a material change in our business or management. We expect that we will negotiate with such acquiring or surviving company to honor our promise to grant stock options. However, if we are not successful in these negotiations, you will not receive stock options or any other consideration in exchange for your surrendered options.

     In addition, depending on the structure of the transaction or the type of transaction, if you surrender options you might be deprived of the value of any future price appreciation in the shares subject to the new options and you might receive an option to purchase a security other than our common stock.

If you participate in this offer, you will not be eligible to receive any option grants until April 8, 2003 at the earliest.

     Employees are generally eligible to receive option grants at any time that our board of directors or compensation committee chooses to make them. However, if you participate in this offer, you will not be eligible to receive any option grants until April 8, 2003, at the earliest, due to potentially adverse accounting consequences to us if we grant options to you earlier.

If your employment terminates prior to the grant of the new options, you will receive neither a new option nor the return of your surrendered option.

     Once your option is surrendered and accepted by us, it is gone for good. Accordingly, if your employment with us or one of our wholly owned subsidiaries terminates for any reason prior to the grant date of the new options, you will have the benefit of neither the surrendered option nor the new options. The new options will be granted on the first business day that is at least six months plus one day after the expiration of this offer.

   Certain Federal Income Tax-related Risks of Receiving and Participating in
                                   This Offer

Even if you surrendered option was an incentive stock option, your new option, at least in part, may be a nonqualified stock option.

     If your surrendered option was an incentive stock option issued under the 1998 plan or the Metro plan, your new option will be an incentive stock option, but only to the extent it qualifies as such under the Internal Revenue Code. For your new options to qualify as incentive stock options, the value of the shares subject to your new options and any other incentive stock options issued by us or our subsidiary corporations that first become exercisable by you in any calendar year cannot exceed $100,000, as determined using the value of the shares on the grant date of the option. It is possible that by participating in this exchange, your new options will exceed this limit and will be treated as nonqualified stock options to the extent of that excess. In general, nonqualified stock options may be less favorable to you from a tax perspective.

Even if you elect not to participate, this offer may affect your incentive stock options.

     We believe that this offer will not change the U.S. federal income tax treatment of subsequent exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in this offer. However, there is a risk that the IRS may characterize this offer as a "modification" of your eligible incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). This does not necessarily mean that our offer will be viewed the same way, and, in fact, we believe that we have structured this offer so as to mitigate this risk. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be surrendered. However, if the IRS successfully asserts this position, it could extend the holding periods necessary for your incentive stock options to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS

     The following is a list of our directors and executive officers and their beneficial ownership of our common stock and eligible options as of August 30, 2002:

                                                     Shares of Common     Percent of            Shares of
                                                     Stock Underlying   Total Eligible         Common Stock          Percent of
                                Position and         Eligible Options      Options             Beneficially         Common Stock
          Name                  Offices Held        Beneficially Owned   Outstanding             Owned (1)         Outstanding (2)
------------------------     --------------------   ------------------  --------------      -----------------     -----------------
John F. Keane                  Chairman of the                --               0%                11,650,831            15.84%
                             Board of Directors
Brian T. Keane                President, Chief                --               0%                 1,615,394             2.20%
                              Executive Officer
                                and Director
Maria A. Cirino                   Director                    --               0%                        --             5.46%
John H. Fain                      Director                    --               0%                 4,013,119                *
Philip J. Harkins                 Director                    --               0%                    16,650                *
Winston R. Hindle, Jr.            Director                    --               0%                    16,750                *
John F. Keane, Jr.                Director                    --               0%                 1,377,501             1.87%
John F. Rockart                   Director                    --               0%                    43,899                *
Stephen D. Steinour               Director                    --               0%                        --                *
Robert B. Atwell                 Senior Vice             230,000           12.18%                    66,744                *
                              President - North
                               American Branch
                                 Operations
Irene Brown (3)                  Senior Vice              60,000            3.18%                    41,971                *
                                  President
Donald E. Hillier                Senior Vice                  --               0%                        --                *
                              President - Human
                                  Resources
John J. Leahy                    Senior Vice             130,000            6.88%                    50,938                *
                                 President -
                              Finance and Chief
                              Financial Officer
Raymond W. Paris                 Senior Vice              85,000            4.50%                   269,642                *
                                 President -
                                 Healthcare
                             Solutions Division
Linda B. Toops                   Senior Vice              60,000            3.18%                    55,070                *
                                  President

---------------

 *   Less than one percent
(1) The number of shares beneficially owned by each person includes shares of common stock issuable upon conversion of the shares of Class B common stock held by such person as of August 30, 2002.
(2) In calculating the percent of our common stock beneficially owned by each person or entity listed, the number of shares deemed outstanding consists of 73,254,408 shares outstanding as of August 30, 2002 and 284,854 shares of common stock issuable upon conversion of shares of Class B common stock outstanding as of August 30, 2002 plus, for that person or entity only, any shares subject to options that were exercisable within 60 days of August 30, 2002.
(3) Ms. Brown ceased to serve as an executive officer of Keane on September 2, 2002.

     The business address and telephone number of each director and executive officer is care of Keane, Inc., Ten City Square, Boston, Massachusetts 02129,
(617) 241-9200.

     All our full-time and part-time employees and the full-time and part-time employees of our wholly owned subsidiaries other than our President and Chief Executive Officer are eligible to participate in this offer. As of

August 30, 2002, our executive officers as a group beneficially owned eligible options exercisable for 565,000 shares of our common stock that represent 29.9% of the shares of our common stock subject to eligible options.

     As of the date of this offer to exchange, each of Messrs. Atwell and Leahy has indicated his intention to request that we exchange all of his eligible options in this offer to exchange. Each of the other executive officers who is an eligible optionholder is undecided with respect to his or her intention to request that we exchange all or a portion of his or her eligible options.

     Other than as described below, there have been no agreements, arrangements or understandings between us and any other person involving the options or our common stock during the 60 days prior to this offer, and there are no such currently proposed agreements, arrangements or understandings other than this offer. In addition, neither we nor, to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or affiliates of our directors or executive officers, engaged in transactions involving the options or our common stock during the 60 days prior to this offer, with the following exceptions:

     . Such persons may make periodic purchases pursuant to the provisions of our employee stock purchase plan.

     . On July 22, 2002, we granted Donald E. Hillier a TARSAP option exercisable for 40,000 shares of our common stock at an exercise price of $10.02 per share.

     . On July 31, 2002, Robert B. Atwell purchased 1,000 shares of our common stock on the open market at a purchase price of $8.00 per share.

     . We have an ongoing stock repurchase program under which we repurchase shares of our common stock from time to time on the open market or in negotiated transactions. On July 26, 2002, we announced that our Board of Directors authorized Keane to repurchase up to 5,000,000 shares of our common stock over the next 12 months. As of September 5, 2002, we had repurchased 2,340,100 shares of our common stock under this authorization at an average price of $7.81 per share. During the 60 days prior to the date of this offer, all of our stock repurchases have occurred under the current stock repurchase program.

11. STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER

     Many of our optionholders hold options with exercise prices significantly higher than the current market price of our common stock. We believe that it is in our best interest to offer these optionholders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable optionholders to immediately receive replacement options with a lower exercise price. However, the repriced options may be subject to variable accounting, which may require us to record additional compensation expense each quarter until the repriced options were exercised, canceled or expired, which could have negative consequences on our earnings. Furthermore, if we were to cancel an option and you were granted an option with a lower exercise price than the canceled option within:

     . either (1) the six month period prior to the date when such option was canceled or (2) the period from the date of grant of such canceled option to the date of cancellation of such option, whichever period is shorter, or

     . the period ending six months after the date when the option was canceled,

then the cancellation and grant would be deemed a repricing that would result in variable accounting.

     We believe that we can accomplish our goals of providing optionholders with the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value without incurring material current or future compensation expense solely as a result of this offer because:

     . we will not grant any new options to participating optionholders until the first business day that is at least six months plus one day after the expiration of this offer,

     . the exercise price of all new options will equal the fair market value of our common stock on the date when we grant the new options, and

     . we will not grant any new options to a participating optionholder unless that person tenders for cancellation all options that have been granted to that optionholder on or after March 6, 2002 and prior to the expiration date of this offer and have an exercise price lower than the option with the highest exercise price tendered or as otherwise required under the accounting rules.

     Eligible options that are surrendered in connection with this offer will be canceled if accepted for exchange. The shares of common stock underlying canceled eligible options that had been granted under the option plans will be returned to the pool of shares available for grants of new awards or options under each such plan.

12.  LEGAL MATTERS; REGULATORY APPROVALS

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this offer. If any such approval or other action should be required, we presently intend to seek the approval or take the action. This could require us to delay the exchange of options surrendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action.

13.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax consequences of the exchange of old options for new options pursuant to this offer under the income tax laws of the United States and the United Kingdom, in which many of our employees are tax residents. This discussion is based on the tax laws as of this date, which are subject to change, possibly on a retroactive basis. This information may be out of date at the time that you tender your old options, receive your new options, exercise your options and/or sell the shares you acquire on such exercise. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of employees. Except as specifically set forth below, this summary does not address the tax consequences that may arise upon the sale of shares acquired by an optionholder under an option or upon the payment of any dividend on such shares. Further, this summary does not address the tax consequences that may arise as a result of a gift or other disposition (other than by sale) of shares acquired by an optionholder under an option.

     We recommend that you consult with your own tax advisor with respect to the tax consequences in your country of residence of participating in the offer to exchange, as well as any other federal, foreign, state, provincial or local tax consequences that may be applicable to you as a result of participating in the offer to exchange. Moreover, if you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term of the options, the information contained below may not be applicable to you. All employees should consider obtaining professional advice regarding the applicability of tax laws.

United States: Material Federal Income Tax Consequences for Employees Who Are Tax Residents in the United States

     Exchange of Options. Optionholders who surrender outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes upon the cancellation of outstanding eligible options or upon the grant of the new options. We believe that the cancellation of outstanding eligible options and the grant of the new options should be treated as a non-taxable exchange.

     Please note that through these materials, we are asking you whether you would like to make us an offer to exchange your options on the terms described in these materials, and that we have the right to reject any such offer that you may make to us. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be surrendered. If the IRS successfully asserts this position, it could extend the holding period necessary for your incentive stock options to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options.

     Incentive Stock Options. You will not have income upon the grant of an incentive stock option. Also, except as described below, you will not have income when you exercise an incentive stock option if you have been employed by Keane or one of its 50% or greater corporate subsidiaries at all times beginning with the option grant date and ending three months before the date you exercise the option. If you have not been so employed during that time, then you will be taxed as described below under "Nonstatutory Stock Options."

     You will have income if you sell stock acquired under an incentive stock option at a profit (your sales proceeds exceed your exercise price). The type of income will depend on when you sell the stock. If you sell the stock more than two years after the option was granted and more than one year after you exercised the option, then all of your profit will be long-term capital gain. If you sell the stock prior to satisfying these waiting periods, then you will have engaged in a disqualifying disposition and a portion of your profit will be ordinary income and a portion may be capital gain. Upon a disqualifying disposition, you will have compensation income equal to the lesser of:

     . the value of the stock on the day you exercised the option less your exercise price; and

     .   your profit.

If your profit exceeds the compensation income, then the excess profit will be capital gain. This capital gain will be long-term if you have held the stock for more than one year and otherwise will be short-term.

     If you sell the stock at a loss (your sales proceeds are less than your exercise price), then the loss will be a capital loss. This capital loss will be long-term if you have held the stock for more than one year and otherwise will be short-term.

     The alternative minimum tax treatment of incentive stock options differs from their treatment under the regular tax. You will have income for alternative minimum tax purposes when you exercise an incentive stock option. In many cases, this income will require you to pay taxes even though you have not sold the stock. In certain situations, you may be able to credit some of the alternative minimum tax you paid against your future regular taxes. The application of the alternative minimum tax and the use of any credit are complicated and depend upon your personal circumstances. We suggest that you consult your tax advisor.

     If your surrendered option was an incentive stock option issued under the 1998 plan or the Metro plan, your new option will be an incentive stock option, but only to the extent it qualifies as such under the Internal Revenue Code. For your new options to qualify as incentive stock options, however, the value of the shares subject to your new options and any other incentive stock options granted to you by us or one of our subsidiaries that first become exercisable in any calendar year cannot exceed $100,000, as determined using the grant date value of the shares. If your new options exceed this limit, they will be treated as nonqualified stock options to the extent of that excess. You should note that, particularly if any of your new options will be vested on the date of grant, your new options may exceed the limit for incentive stock options.

     Nonstatutory Stock Options. You will not have income upon the grant of a nonstatutory stock option. You will have compensation income when you exercise a nonstatutory stock option equal to the value of the stock on the day you exercised the option less your exercise price. When you sell the stock, you will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day you exercised the option. This capital gain or loss will be long-term if you have held the stock for more than one year and otherwise will be short-term.

     Payment of Exercise Price With Stock. The 1998 plan permits you to pay the exercise price of an option with certain Keane stock having a value equal to the exercise price. While this will not alter the tax treatment of the option exercise, it will alter the calculation of your income when you ultimately sell the stock. You will not have income with respect to the stock used to pay the exercise price even if you otherwise would have had income if you sold the stock. The payment of the exercise price with stock acquired under an incentive stock option or under our employee stock purchase plan, however, can be a disqualifying disposition, resulting in income to you. We suggest that you consult your tax advisor if you intend to pay the exercise price with stock.

     Tax Rates. Long-term capital gain will be subject to lower tax rates than short-term capital gain and compensation income. Compensation income will also be subject to a medicare tax and a social security tax, as applicable. However, the Internal Revenue Service has imposed an indefinite moratorium on the imposition of medicare and social security taxes upon the exercise and sale of stock acquired under an incentive stock option. Your actual tax rates will depend upon your personal circumstances.

     Withholding. If you are our employee, then your compensation income will be subject to withholding for income, medicare and social security taxes, as applicable. However, the Internal Revenue Service has imposed an indefinite moratorium on the withholding of income, medicare and social security taxes upon the exercise and sale of stock acquired under an incentive stock option. We will require you to make arrangements to satisfy any withholding obligation.

     Tax Consequences to Us. Generally, the exchange of outstanding eligible stock options for new options will not result in any tax consequences to us except that we will be entitled to a deduction when you have compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

United Kingdom: Material Income Tax and National Insurance Contribution Consequences For Employees Who Are Tax Residents In The United Kingdom

     Exchange of Options. We believe that the surrender of existing options and the grant of new options, itself, will not normally give rise to immediate tax and/or national insurance contributions.

     Exercise of Options. Since neither your existing options nor the new options qualify or will qualify for favored tax treatment by the Inland Revenue, your new option will be subject to income tax at exercise in the same way as your existing option (i.e. an income tax charge will arise on the difference between the option exercise price and the market value of our shares at the time of exercise). It should be noted that any income tax charges that arise will be collected under the pay-as-you-earn or PAYE system in respect of all new options.

     Sale of Shares. Capital gains tax ("CGT") will arise in relation to the new options in the same way as the existing options. Thus on the sale of shares received following the exercise of your new option, CGT will be payable in respect of the excess of the proceeds you receive over the market value of Keane's shares at the time you exercise your new option.

     National Insurance Contributions. In relation to options that do not qualify for favorable tax treatment and are granted on or after 6 April 1999, employer and employee national insurance contributions will arise on exercise of the option to the extent that the market value of the shares acquired on exercise exceeds the option exercise price. Options granted prior to 6 April 1999 should not be subject to national insurance contributions (other than in certain circumstances when they are exchanged for new options, see above).

     It is likely, however, that the option received pursuant to this offer will, in tax and national insurance contribution terms, constitute a new option. This means that national insurance contributions may arise on the exercise of the new option to the extent the market value of the shares acquired exceeds the option exercise price. This may well be the case even where the original option was granted prior to 6 April 1999. This is an important issue that should be borne in mind when making your choice. You should also be aware that you may be required to pay employer national insurance contributions, as well as employee national insurance contributions, on the exercise of the new option.

     We recommend that you consult your own tax advisor with respect to the federal, state, foreign, provincial and local tax consequences of participating in the offer.

14.  EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT

     We may at any time and from time to time extend the period of time during which this offer is open by giving you notice of the extension and making a public announcement of the extension.

     Prior to the expiration date, we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 occur. In order to postpone, we must notify you and all other optionholders of the postponement. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw this offer.

     We may amend this offer at any time by notifying you of the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9:00 a.m., Eastern daylight savings time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to this offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

     If we materially change the terms of this offer or the information about this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) promulgated under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of this offer or information about this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will give you notice of the action:

     . we increase or decrease what we will give you in exchange for your options; or

     . we increase or decrease the option exercise price that serves as the threshold for options eligible to be exchanged in this offer.

     If this offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten business days after the date the notice is published.

15.  FEES AND EXPENSES

     We will not pay any fees or commissions to any broker, dealer or other person for asking optionholders whether they would like to elect to surrender their eligible options under this offer.

16.  ADDITIONAL INFORMATION

     This offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible options:

     . our Annual Report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002;
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

     . our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2002, filed with the SEC on May 14, 2002 and our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2002, filed with the SEC on August 12, 2002;

     .   our Current Report on Form 8-K, filed with the SEC on July 30, 2002;

     .   our definitive proxy statement, filed with the SEC on April 12, 2002;
         and

     . the description of our common stock contained in Amendment No. 1 to our registration statement on Form 8-A, filed with the SEC on August 27, 2001 and including any other amendments or reports we file for the purpose of updating that description.

     The SEC file number for these filings is 001-07516. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

     You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     We will also provide without charge to each person to whom we deliver a copy of these materials, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                                   Keane, Inc.
                                 Ten City Square
                           Boston, Massachusetts 02129
                              Attn: Patricia MacKay

or by telephoning Patricia MacKay at (617) 241-9200 between the hours of 9:00 a.m. and 5:00 p.m., Eastern daylight savings time.

     As you read the documents listed in this section, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recently dated document.

     The information contained in this offer should be read together with the information contained in the documents to which we have referred you.

17.  MISCELLANEOUS

     If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, this offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

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